Exhibit 10.4
AMENDMENT #2
TO EMPLOYMENT AGREEMENT
     AGREEMENT made November 9, 2007, by and between SOVEREIGN BANCORP, INC., a Pennsylvania corporation (“SBI”), and MARK R. McCOLLOM, an individual (the “Executive”).
WITNESSETH:
     WHEREAS, the parties entered into an agreement dated May 20, 2005, relating, among other things, to the Executive’s employment by SBI (the “Employment Agreement”); and
     WHEREAS, the Parties entered into an agreement dated May 30, 2006, amending the Original Employment Agreement to modify the definition of Change in Control in certain respects (“Amended Employment Agreement”); and
     WHEREAS, the Parties mutually desire to further amend the Amended Employment Agreement by executing this document (“Amendment #2”); and
     WHEREAS, the parties desire to amend the Employment Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, by executing Amendment #2, effective May 20, 2005.
     NOW, THEREFORE, the parties, intending to be legally bound hereby, further agree as follows, effective May 20, 2005:
     1. The last sentence of Section 5(a) of the Employment Agreement is amended and restated to read as follows—
     At the option of the Executive, exercisable by the Executive within ninety (90) days after the occurrence of the event constituting Good Reason, the Executive may resign from employment under this Agreement by a notice in writing (the “Notice of Termination”) delivered to SBI (or its successor) and the provisions of Section 6 shall thereupon apply, provided, however, that SBI shall have thirty (30) days from the day it receives the Notice of Termination to remedy such event. Notwithstanding the foregoing, any amounts payable upon termination by Executive for Good Reason shall be paid only if the Executive actually terminates employment within two (2) years following the initial existence of the event giving rise to such Good Reason.
     2. Section 5(a)(iv) of the Employment Agreement is amended and restated to read as follows—
     (iv) a reduction in the Executive’s base salary and/or annual target incentive compensation below a level as in effect on the date hereof or as the same may be increased from time to time;

     3. Section 6(a)(i) of the Employment Agreement is amended and restated to read in its entirety as follows—
     (i) For purposes of this section, the term “Current Compensation at Termination” means the sum of (A) the greatest of the Executive’s base salary as of the date of termination of employment (or prior to any reduction thereof resulting in Good Reason for resignation) and for any of the three immediately preceding calendar years, and (B) a dollar amount equal to the greater of (i) the target bonus in the year of termination, or (ii) the highest of the awards Executive received as bonuses (including deferred bonuses) in any of the three calendar years preceding the year in which the termination of employment occurs.
     4. Section 6(a)(ii) of the Employment Agreement is amended and restated to read as follows—
     (ii) Amounts required to be paid to Executive under this Section 6(a) shall be paid to Executive in a lump sum cash payment not later than the thirtieth (30th) day following the date of termination of employment or the receipt by SBI of the approval of payment of such amounts by the Office of Thrift Supervision or such other regulatory agency to the extent such approval is required at that time.
     5. Section 6(b) of the Employment Agreement is amended and restated to read as follows—
     (b) Benefits. For a period of three (3) years from the date of termination of employment, Executive shall receive a continuation of all life, disability, medical insurance and other welfare benefits in effect with respect to Executive during the two calendar years prior to his termination of employment, or, if SBI cannot provide such benefits (or cause them to be provided) because Executive is no longer an employee, within thirty (30) days following Executive’s termination under this Section, a dollar amount in a lump sum payment equal to the after-tax cost to Executive of obtaining such benefits (or substantially similar benefits), less any amount he was actually paying himself for such benefits immediately prior to termination. To the extent it is determined that any benefits under this Section are taxable to the Executive, they are intended to constitute payments made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision and to the extent the payment of such taxable benefits would exceed the specified time period under Section 1.409A-1(b)(9)(iii), Executive shall be paid, within 15 days of the Date of Termination, a lump sum amount in cash equal to the present value (determined based upon 120% of the then prevailing monthly short-term applicable federal rate) of SBI’s cost, as of the Date of Termination, of otherwise providing such benefit beyond the specified time period under Section 1.409A-1(b)(9)(iii).

     6. Section 6(c) of the Employment Agreement is amended and restated to read as follows—
     (c) Matters Relating to Certain Federal Excise Tax. In the event that the amounts and benefits payable under this Agreement, when added to other amounts and benefits which may become payable to the Executive by SBI and any affiliated company, are such that he becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), SBI shall pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation. For purposes of the preceding sentence, the Executive shall be deemed to be subject to the highest marginal federal, relevant state and relevant local tax rates. All calculations required to be made under this subsection shall be made by independent public accountants retained by SBI, subject to the right of Executive’s representative to review the same. All such amounts required to be paid shall be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled shall be paid or reimbursed no later than 15 days following confirmation of such amount by SBI’s accountants, but in no event later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.
     7. Section 7(a)(ii) of the Employment Agreement is amended and restated to read as follows—
     (ii) Amounts required to be paid to Executive under Section 7(a) shall be paid to Executive in a lump sum cash payment not later than the thirtieth (30th) day following the date of termination of employment or the receipt by SBI of the approval of payment of such amounts by the Office of Thrift Supervision or such other regulatory agency to the extent such approval is required at that time.
     8. Section 7(b) of the Employment Agreement is amended and restated to read as follows—
     (b) Benefits. For a period of one (1) year from the date of termination of employment or the remaining term of this Agreement, Executive shall receive a continuation of all life, disability, medical insurance and other welfare benefits in effect with respect to Executive during the two calendar years prior to his termination of employment, or, if SBI cannot provide such benefits (or cause them to be provided) because Executive is no longer an employee, within thirty (30) days following Executive’s termination under this Section, a dollar amount in a lump sum payment equal to the after-tax cost to Executive of obtaining such benefits (or substantially similar benefits).
     9. The Employment Agreement is amended and restated to include the following sentence as the last sentence of Section 7(b)—
     To the extent it is determined that any benefits under this Section are taxable to the Executive, they are intended to constitute payments made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision and to the extent the payment of such taxable benefits would exceed the specified time period under Section 1.409A-1(b)(9)(iii), Executive shall be paid, within 15 days of the Date of Termination, a lump sum amount in cash equal to the present value (determined based upon 120% of the then prevailing monthly short-term applicable federal rate) of SBI’s cost, as of the Date of Termination, of otherwise providing such benefit beyond the specified time period under Section 1.409A-1(b)(9)(iii).
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or caused it to be executed, as of the date first above written.

SOVEREIGN BANCORP, INC.

	By	/s/ Thomas J. McAuliffe

Thomas J. McAuliffe, Director of
Human Resources
	Date:	November 9, 2007

[CORPORATE SEAL]	Attest	/s/ Richard Toomey

Richard Toomey, Secretary
	Date:	November 9, 2007

	/s/ Mark R. McCollom		(SEAL)

Mark R. McCollom
	Date:	November 9 , 2007

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